Exhibit 10.2
JAG Media Holdings, Inc.
6865 S.W. 18th Street, Suite B13
Boca Raton, FL 33433
January 24, 2007
Cornell Capital Partners, LP
101 Hudson Street
Suite 3700
Jersey City, NJ 07302
Re: Convertible Debentures Nos. CCP-1 and CCP-2 in the original principal amounts of $1,900,000 and $1,250,000 respectively, each dated May 24, 2006 and Convertible Debenture No. CCP-3 in the original principal amount of $1,000,000, dated May 30, 2006 with JAG Media Holdings, Inc. (“JAG Media”), as Obligor and Cornell Capital Partners, LP (“Cornell Capital”), as Holder thereunder (collectively, the “Debentures”) and Warrant Nos. CCP-1, CCP-2, CCP-3, CCP-4 and CCP-5 for 2,000,000, 2,000,000, 2,000,000, 3,000,000 and 3,000,000 shares of Common Stock, respectively, each dated May 24, 2006 and issued by JAG Media to Cornell Capital as Holder thereunder (collectively, the “Warrants”).
Gentlemen:
The parties hereto agree as follows:
1. The term “Effective Date” shall mean the date the proposed merger between JAG Media and Cryptometrics, Inc. (“Cryptometrics”) set forth in that certain merger agreement between such parties dated December 27, 2005, as amended (the “Merger”) closes and becomes effective. This agreement shall automatically terminate, and the parties hereto shall have no rights or obligations hereunder in the event that the Effective Date has not occurred by the end of business on March 15, 2007, unless extended in writing by the parties hereto.
2. Upon the Effective Date, Cryptometrics (to be then f/k/a JAG Media Holdings, Inc.) (the “Post-Merger Company”) shall automatically and without any further action succeed to and assume all of the rights and obligations of the “Obligor” under the Debentures and the “Company” under the Warrants, as well as all of JAG Media’s rights and obligations under the Securities Purchase Agreement between Cornell Capital and JAG Media dated May 4, 2006, the Investor Registration Rights Agreement dated May 4, 2006 between JAG Media and Cornell Capital, the Irrevocable Transfer Agent Instructions and this letter agreement (collectively, the “Transaction Documents”).
3. Cryptometrics acknowledges that as of the date hereof, the principal balances of the Debentures are as follows:

Cornell Capital Partners, LP
January 24, 2007

Debenture No. CCP-1	$1,900,000
Debenture No. CCP-2	$1,250,000
Debenture No. CCP-3	$370,000
4. Cornell Capital represents and warrants that it is the owner and holder of the Debentures and the Warrants.
5. On or prior to the Effective Date, Cryptometrics, Inc., JAG Media (and any applicable subsidiary of JAG Media) and Cornell Capital shall enter into new security agreements, in the same form as the Security Agreements (as defined below), pursuant to which such entity or entities shall grant to Cornell Capital a security interest in and to all of the assets of Cryptometrics (and its subsidiaries) (“Cryptometrics Security Agreements”) to secure all of the obligations under the Debentures. The Cryptometrics Security Agreements shall automatically terminate and be of no further force and effect immediately upon the first to occur of the following, at which time Cryptometrics, JAG Media (and any of its applicable subsidiaries) may file any necessary UCC filings to reflect such termination: (a) Cornell Capital’s conversion into Common Stock of 100% of the entire principal balance of the Debentures or the repayment in full of all amounts owed under the Debentures and no other amounts are owed to Cornell Capital; or (b) both (i) JAG Media increasing the Conversion Shares Reservation to a number of shares equal to four (4) times the number of shares that would be required to be issued assuming the full conversion of the Debentures (not taking into account any caps or conversion limitations) at the closing price of the Common Stock on the Trading Day immediately prior to the date such increased reserve is created (“Increased Conversion Shares Reservation”) and (ii) if necessary to lawfully implement the Increased Conversion Shares Reservation, JAG Media increasing its authorized shares of Common Stock to a number sufficient to permit the implementation of the Increased Conversion Shares Reservation.
6. Upon execution of the Cryptometrics Security Agreement, the security agreements (the “Security Agreements”) created by JAG Media and JAG Media LLC effective May 25, 2006 for the benefit of Cornell Capital shall be terminated and thereafter null and void and JAG Media and JAG Media LLC may file any necessary UCC filings to reflect such termination.
7. The following agreements shall become effective as of the Effective Date, provided that the Cryptometrics Security Agreements have been duly executed:
     A. Section 3, subparagraph (c) (i) of each of the Debentures shall be deleted in its entirety and a new subparagraph (c) (i) shall be substituted therefore, which shall read as follows:
     (c) Conversion Price and Adjustments to Conversion Price.

Cornell Capital Partners, LP
January 24, 2007

     (i) The conversion price in effect on any Conversion Date shall be equal to ninety-five percent (95%) of the lowest daily Volume Weighted Average Price of the Common Stock as quoted by Bloomberg, LP during the thirty (30) trading days immediately preceding the Conversion Date; provided, however, that if a conversion is made under any of the Debentures within thirty (30) days following the closing of the proposed merger between JAG Media and Cryptometrics, Inc. the conversion price in effect on any such Conversion Date shall be equal to ninety-five percent (95%) of the lowest daily Volume Weighted Average Price of the Common Stock as quoted by Bloomberg, LP during the trading days commencing on the first trading day after the closing date of the merger and ending on the trading day immediately preceding such Conversion Date (the “Conversion Price”). The Conversion Price may be adjusted pursuant to the other terms of this Debenture. References in the Debentures to the terms “Fixed Conversion Price” or “Market Conversion Price” shall hereafter be deemed references to the term “Conversion Price” as defined in this subparagraph (c)(i).
     B. Warrant No. CCP-1 dated May 24, 2006 for 2,000,000 shares of common stock shall be cancelled and surrendered by Cornell Capital to JAG Media.
     C. Warrant Nos. CCP-2 and CCP-3, both dated May 24, 2006 for 2,000,000 shares of Common Stock shall be amended such that each such warrants shall be warrants exercisable for 3,000,000 Warrant Shares.
     D. The definition of “Warrant Exercise Price” as set forth in Section 1 (b) (xiii) of each of the Warrants shall be deleted in its entirety, and a new definition of “Warrant Exercise Price” shall be substituted in each of the remaining four Warrants, which shall read as follows:
     (xiii) “Warrant Exercise Price” means 88% of the average of the Volume Weighted Average Price of the Common Stock as quoted by Bloomberg, L.P. during the thirty (30) trading days immediately prior to the “Exercise Restriction Date.”
     E. A new defined term entitled “Exercise Restriction Date” shall be added to Section 1 (b) of the Warrants, each of which shall read as follows:
Warrant No. CCP-2
     (xv) “Exercise Restriction Date” means March 31, 2007, the first date upon which this Warrant may be exercised.
Warrant No CCP-3

Cornell Capital Partners, LP
January 24, 2007

     (xv) “Exercise Restriction Date” means June 30, 2007, the first date upon which this Warrant may be exercised.
Warrant No. CCP-4
     (xv) “Exercise Restriction Date” means September 31, 2007, the first date upon which this Warrant may be exercised.
Warrant No. CCP-5
     (xv) “Exercise Restriction Date” means December 31, 2007, the first date upon which this Warrant may be exercised.
     F. Notwithstanding anything to the contrary in the Warrants, the Warrants are hereby amended so that each Warrant may be exercised by its respective holder of record on any Business Day commencing on the Exercise Restriction Date for that Warrant and prior to 11:59 PM Eastern Time on the Expiration Date. In no event shall any Warrant be exercisable prior to its Exercise Restriction Date. Cornell Capital shall affix, and keep affixed, to all Debentures and Warrants a copy of this agreement.
     G. The 54 million shares of Common Stock required to be reserved for the “Conversion Shares” pursuant to paragraph 2 (a) of the Irrevocable Transfer Agent Instructions dated May 4, 2006 between JAG Media, Cornell Capital and Transfer Online, Inc. (“Irrevocable Transfer Agent Instructions”) shall be reduced to 20 million shares of Common Stock (“Conversion Shares Reservation”).
8. If the average closing price of the Post-Merger Company’s Common Stock during any thirty (30) day period following the Effective Date is less than $0.50 per share the Post-Merger Company, acting through Messrs. Robert Barra and Michael Vitale as executives and members of the Board of Directors of the Post-Merger Company, shall cause the Convertible Shares Reservation to be increased from 20 million shares of Common Stock to a number of shares equal to four (4) times the number of shares that would be required to be issued assuming a full conversion of the Debentures (not taking into account any caps or conversion limitations) at the closing price of the Common Stock on the Trading Day immediately prior to the date such increased reserve is created (“Increased Conversion Shares Reservation”). If the authorized shares of Common Stock of the Post-Merger Company must be increased in order to permit such increase of the Conversion Shares Reservation, Messrs. Barra and Vitale, as executives, members of the board of directors and majority stockholders of the Post-Merger Company shall take all actions necessary in each of their capacities to promptly increase the Post-Merger Company’s authorized shares of Common Stock to a number sufficient to permit the implementation of the Increased Conversion Shares Reservation immediately after such additional shares are authorized. Messrs. Barra and Vitale further agree to promptly vote

Cornell Capital Partners, LP
January 24, 2007

their shares in favor of any such increase in the authorized shares of Common Stock of the Post-Merger Company.
9. Any and all Transaction Documents, as such term is defined in the Securities Purchase Agreement dated as of May 24, 2006 by and between JAG Media and Cornell Capital, shall be deemed amended, mutatis mutandis, in accordance with the foregoing.
10. Within thirty (30) days of the Effective Date, the Post-Merger Company shall make all necessary filings with the U.S. Securities and Exchange Commission (whether a new registration statement, or a post effective amendment, or otherwise) to register for resale the shares of common stock underlying the Debentures and the Warrants and have such registration declared effective by May 15, 2007.
11. Nothing contained herein shall limit Cornell Capital’s ability to convert the Debentures in accordance with their terms; provided, however, that in no event shall Cornell Capital convert any portion of the Debentures or exercise any of the Warrants (in whole or in part) prior to the Effective Date or the termination of this Agreement, which ever occurs first. Notwithstanding anything to the contrary in this agreement, the above restrictions on Cornell Capital’s ability to convert the Debentures or exercise the Warrants prior to the Effective Date or the termination of this Agreement, which ever occurs first, shall become effective immediately upon the execution of this agreement by the all parties.
12. JAG Media shall publicly disclose the contents of this agreement on a Form 8-K or other suitable form within four (4) business days of its execution.
13. All defined terms used in this agreement, which are not otherwise defined herein shall have the meaning ascribed to them in the Debentures. Except as otherwise set forth in this agreement, the Debentures and Warrants shall remain unchanged and in full force and effect.
[SIGNATURES APPEAR ON NEXT PAGE]

Cornell Capital Partners, LP
January 24, 2007

If the foregoing accurately reflects your understanding of our agreements regarding the modifications to be made with respect to the Debentures, Warrants and other related documents, please indicate your agreement and acceptance by signing and dating in the appropriate space below and returning a fully executed and dated copy of this agreement to the undersigned.
Sincerely yours,
JAG Media Holdings, Inc.

By:	/s/ Thomas J. Mazzarisi
Name: Thomas J. Mazzarisi
Title: Chairman & CEO
Date: January 23, 2007

AGREED AND ACCEPTED: Cornell Capital Partners, LP		The undersigned parties are signing this agreement only with respect to the obligations in Paragraph 5 above

By: Yorkville Advisors, LLC
Its: General Partner
/s/ Robert Barra

Robert Barra
Date: January 24, 2007

By:	/s/ Mark Angelo
Mark Angelo, Portfolio Manager
Date: January 26, 2007
/s/ Michael Vitale

Michael Vitale
Date: January 24, 2007

Cryptometrics, Inc.

By:	/s/ Robert Barra
Name: Robert Barra
Title: Co-CEO
Date: January 24, 2007